HARBOR FUNDS & HARBOR FUNDS DISTRIBUTORS, INC. CODE OF ETHICS

I.	Introduction

This Code of Ethics is divided into four parts. The first part contains the Statement of General Principles and Legal Requirements for Harbor Funds and Harbor Funds Distributors, Inc. and definitions not otherwise set forth herein. The second part of this Code of Ethics contains provisions relating exclusively to the Independent Trustees of Harbor Funds. The third part contains provisions applicable to all employees, directors and officers of Harbor Capital Advisors, Inc. (“Harbor Capital”) as well as to access persons of Harbor Funds and Harbor Funds Distributors who are also access persons of Harbor Capital. The fourth part contains record keeping and other miscellaneous provisions.

The Board of Trustees of Harbor Funds and the Board of Directors of Harbor Funds Distributors have determined that the high standards established by Harbor Capital may, without change, be appropriately applied by Harbor Funds and Harbor Funds Distributors to those access persons of Harbor Funds who are also access persons of Harbor Capital and, accordingly, may have opportunities for knowledge of and, in some cases, influence over, Harbor Funds portfolio transactions. In the experience of Harbor Funds, trustees who are unaffiliated with Harbor Capital (i.e., the Independent Trustees) have comparatively less current knowledge and considerably less influence over specific purchases and sales of securities by Harbor Funds. Therefore, this Code of Ethics contains separate provisions exclusively applicable to such Independent Trustees.

A.	Statement of General Principles

It is the policy of Harbor Funds and Harbor Funds Distributors that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Section 17 (j) of the Investment Company Act of 1940, as amended ( the “1940 Act”), and Rule 17j-1 thereunder. The fundamental position of Harbor Funds and Harbor Funds Distributors is, and has been, that each access person shall place at all times the interests of Harbor Funds and its shareholders first. Each access person must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to his or her duties and responsibilities to Harbor Funds. Each access person must not take advantage of his or her position of trust and responsibility with Harbor Funds or Harbor Funds Distributors and must avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of Harbor Funds.

Accordingly, private financial transactions by access persons of Harbor Funds and Harbor Funds Distributors must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person’s position of trust and responsibility.

Without limiting in any manner the fiduciary duty owed by access persons to Harbor Funds or the provisions of this Code of Ethics, it should be noted that Harbor Funds and Harbor Funds Distributors considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned by Harbor Funds; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved, and with an investment, rather than a short-term trading, outlook. In making personal investment decisions with respect to

Harbor (HF, HFD)	Code of Ethics - Page 1 of 10
Eff 08/02/2016

any security, extreme care must be exercised by access persons to insure that the prohibitions of this Code of Ethics are not violated.

It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to Harbor Funds.

B.	Legal Requirements

Section 17 (j) the 1940 Act provides, among other things, that it is unlawful for any affiliated person of Harbor Funds or Harbor Funds Distributors to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by Harbor Funds in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17 (j), the Commission has adopted rule 17j-1 which states that it is unlawful for any affiliated person of Harbor Funds or Harbor Funds Distributors in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by Harbor Funds:

1.	To employ any device, scheme or artifice to defraud Harbor Funds;

2.	To make to Harbor Funds any untrue statement of a material fact or omit to state to Harbor Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Harbor Funds; or

4.	To engage in any manipulative practice with respect to Harbor Funds.

C.	Definitions

For purposes of this Code of Ethics, the following definitions shall apply:

1.	The term “access person” with respect to Harbor Funds shall mean any trustee, officer or advisory person (as defined below) of Harbor Funds. The term “access person” with respect to Harbor Capital shall have the same meaning as set forth in the Harbor Capital Code of Ethics attached as Appendix A hereto. The term “access person” with respect to Harbor Funds Distributors shall mean any director or officer of Harbor Funds Distributors who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of covered securities by Harbor Funds, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to Harbor Funds regarding the purchase or sale of covered securities.

2.

The term “advisory person” shall mean (i) every trustee, director, officer or employee of Harbor Funds and Harbor Capital (or of any company in control relationship to Harbor Funds and Harbor Capital ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by Harbor Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to Harbor Funds and Harbor Capital who obtains information concerning recommendations made to Harbor Funds with regard to the purchase or sale of a security. Directors of Harbor Capital who

Harbor (HF, HFD)	Code of Ethics - Page 2 of 10
Eff 08/02/2016

(i) are not employees of Harbor Capital, (ii) are not involved in the day-to-day business activities of Harbor Capital, and (iii) do not have access to nonpublic information regarding any Harbor Funds’ portfolio holdings, securities transactions or investment recommendations, are not considered “advisory persons” under this Code of Ethics unless they obtain access to or come into possession of such nonpublic information or are otherwise designated as an access person under Harbor Capital’s Code of Ethics. The term “advisory person” shall not mean, for purposes of this Code of Ethics, any employee, director or officer of any subadviser to Harbor Funds that is not otherwise affiliated with Harbor Capital.

3.	The term “beneficial ownership” shall mean a direct or indirect “pecuniary interest” (as defined in subparagraph (a) (2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a) (2) of Rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

(i)	ownership of securities by any of such person’s immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law) but the presumption of such beneficial ownership may be rebutted;

(ii)	the person’s partnership interest in the portfolio securities held by a general or limited partnership;

(iii)	the existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

(iv)	the person’s right to receive dividends from a security provided such right is separate or separable from the underlying securities;

(v)	the person’s interest in securities held by a trust under certain circumstances; and

(vi)	the person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes (a) a broad- based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (c) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

4.	The term “control” shall mean the power to exercise a controlling influence over the management or policies or Harbor Funds or Harbor Capital, unless such power is solely the result of an official position with Harbor Funds or Harbor Capital, all as determined in accordance with Section 2 (a) (9) of the 1940 Act.

5.	The term “Independent Trustee” shall mean a trustee of Harbor Funds who is not an “interested person” of Harbor Funds within the meaning of Section 2 (a) (19) of the 1940 Act.

Harbor (HF, HFD)	Code of Ethics - Page 3 of 10
Eff 08/02/2016

6.	The term “Harbor Funds” shall mean Harbor Funds, the Delaware statutory trust, and any series of Harbor Funds. The term “Harbor Funds Distributors” shall mean Harbor Funds Distributors, Inc., Harbor Funds’ distributor and principal underwriter.

7.	The term “managed account” shall mean a fully discretionary account opened or maintained by an access person (or such access person’s immediate family member) for which a registered investment adviser, bank or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion. Further, the access person (or such access person’s immediate family member) may not be consulted or have any input on specific transactions placed by the investment manager in the managed account prior to their execution. An account must be approved as a managed account in writing by the Chief Compliance Officer before it may be treated as such under this Code of Ethics. An access person requesting the approval of a managed account must submit a copy of the investment management agreement and such other information deemed relevant by the Chief Compliance Officer to assess whether the account would qualify.

8.	The term “material non-public information” with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

9.	The term “purchase” shall include the writing of an option to purchase.

10.	The term “Review Officer” shall mean the Chief Compliance Officer of Harbor Funds or such officer or employee of Harbor Capital designated from time to time by the Chief Compliance Officer to receive and review reports of purchases and sales by access persons of either Harbor Funds or Harbor Funds Distributors. The term “Alternate Review Officer” shall mean the officer(s) of Harbor Funds or officer or employee of Harbor Capital designated from time to time by the Chief Compliance Officer to support the Review Officer. The Alternate Review Officer(s) shall have the same authority to act under this Code of Ethics as the Review Officer. The Alternate Review Officer shall receive and review reports of purchases and sales by the Review Officer.

11.	The term “sale” shall include the writing of an option to sell.

12.	The term “security” shall have the meaning set forth in Section 2 (a) (36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies other than shares of Harbor Funds, securities issued by the United States government, short-term securities which are “government securities” within the meaning of Section 2 (a) (16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated from time to time by the Board of Trustees.

13.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

14.	The term “significant remedial action” shall mean any action that has a material financial effect upon an access person, such as firing, suspending or demoting the access person, imposing a substantial fine or requiring the disgorging of profits.

Harbor (HF, HFD)	Code of Ethics - Page 4 of 10
Eff 08/02/2016

II.	Rules Applicable to Independent Trustees

A.	Prohibited Activities

While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities.

1.	No Independent Trustee may profit by securities transactions of a short-term trading nature (including market timing) involving shares of Harbor Funds. Transactions which involve a purchase and sale, or sale and purchase, of shares of the same series of Harbor Funds (excluding the Harbor Money Market Fund) within thirty (30) calendar days shall be deemed to be of a short-term trading nature and thus prohibited unless prior written approval of the transaction is obtained from the Review Officer of Harbor Capital. This restriction shall also not apply to purchase and sales of shares of Harbor Funds pursuant to an automatic dividend reinvestment plan or automatic investment, exchange or withdrawal plan.

2.	No Independent Trustee shall, directly or indirectly, purchase or sell securities in such a way that the Independent Trustee knew, or reasonably should have known, that such securities transactions compete in the market with actual or considered securities transactions for Harbor Funds, or otherwise personally act to injure Harbor Funds’ securities transactions.

3.	No Independent Trustee shall use the knowledge of securities purchased or sold by Harbor Funds or securities being considered for purchase or sale by Harbor Funds to profit personally, directly or indirectly, by the market effect of such transactions.

4.	No Independent Trustee shall, directly or indirectly, communicate to any person who is not an access person any material non-public information relating to Harbor Funds or any issuer of any security owned by Harbor Funds, including, without limitation, non-public portfolio holdings information of Harbor Funds and non-public information regarding the purchase or sale or considered purchase or sale of a security on behalf of Harbor Funds.

B.	Transactions Exempt from Preclearance

The Statement of General Principles and the Prohibited Activities set forth in the above Section I, Paragraph A and Section II, Paragraph A, respectively, shall not be deemed to be violated by any of the following transactions:

1.	Purchases or sales for an account over which the Independent Trustee has no direct or indirect influence or control;

2.	Purchases or sales which are non-volitional on the part of the Independent Trustee;

3.	Purchases or sales pursuant to an automatic investment plan, which is a program by which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan;

4.	Purchases made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Independent Trustee from the issuer, and sales of such rights so acquired;

5.	Tenders of securities pursuant to tender offers which are expressly condition on the tender offer’s acquisition of all of the securities of the same class;

Harbor (HF, HFD)	Code of Ethics - Page 5 of 10
Eff 08/02/2016

6.	Purchases or sales in a Managed Account;

7.	Purchases or sales of exchange-traded funds (ETFs) that replicate the performance of the broad-based indices listed on Appendix A. This includes those ETFs that correspond to the daily performance or inverse performance of the broad-based indices listed on Appendix A; and

8.	Purchases or sales for which the Independent Trustee has received prior written approval from the Chief Compliance Officer or Review Officer. Prior approval shall be granted only if a purchase or sale of securities is consistent with the purposes of this Code of Ethics, Section 17 (j) of the 1940 Act and Rule 17j-1 thereunder.

C.	Personal Reporting Requirements

No Independent Trustee shall be required to submit to Harbor Funds a report of any securities transactions during each quarterly period in which such Independent Trustee has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a security (whether or not one of the exemptions listed in Section B applies) unless such Independent Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of Harbor Funds, should have known that, during the fifteen (15) day period immediately preceding the date of the transaction by the Independent Trustee such security was purchased or sold by Harbor Funds or such security was being considered by Harbor Funds or Harbor Capital for purchase or sale by Harbor Funds. Any required report shall contain the following information:

(i)	the trade date of each transaction and a description of each security;

(ii)	the nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

(iii)	the price at which each transaction was effected and the number of units;

(iv)	the name of the broker, dealer or bank with or through whom each transaction was effected; and

(v)	the date that the report was submitted by the access person;

Such report shall be made not later than thirty (30) days after the end of each calendar quarter in which the transaction (s) to which the report relates was effected.

D.	Annual Certification of Compliance

All Independent Trustees shall certify annually that they (i) have read and understand this Code of Ethics and recognize that they are subject hereto, (ii) have complied with the requirements of this Code of Ethics and (iii) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

E.	Joint Participation

Independent Trustees should be aware that a specific provision of the 1940 Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which Harbor Funds is a “joint or a joint and several participant” with such person. Any transaction which suggests the possibility of a question in this area should be presented to legal counsel for review.

F.	Electronic Reporting

Any of the information which is required to be submitted under this Code of Ethics may be submitted in electronic format.

Harbor (HF, HFD)	Code of Ethics - Page 6 of 10
Eff 08/02/2016

III.	Rules Applicable to Access Persons of Harbor Funds and Harbor Funds Distributors Who Are Also Access Persons of Harbor Capital

A.	Incorporation of Harbor Capital’s Code of Ethics

1.	The provisions of the Code of Ethics of Harbor Capital, which is attached as Appendix A hereto, are incorporated herein by reference as Harbor Funds’ and Harbor Funds Distributors’ Code of Ethics applicable to access persons (other than the Independent Trustees) of Harbor Funds and Harbor Funds Distributors who are also access persons of Harbor Capital.

2.	A violation of Harbor Capital’s Code of Ethics shall constitute a violation of this Code of Ethics.

B.	Reports

Access persons of Harbor Funds and/or Harbor Funds Distributors who are access persons of Harbor Capital shall file the reports required under Harbor Capital’s Code of Ethics with the Review Officer and, if the Review Officer is an access person of Harbor Funds, he or she shall submit his or her reports to the Alternate Review Officer.

IV.	Miscellaneous

A.	Recordkeeping Requirements

Harbor Funds and Harbor Funds Distributors shall maintain and preserve in an easily accessible place:

1.	A copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

2.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place;

4.	A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

5.	The names of each person who is serving or who has served as Review Officer within the past five years.

B.	Confidentiality

All information obtained from any access person hereunder shall be kept in strict confidence by Harbor Funds, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

C.	Annual Review by the Board of Trustees

The Chief Compliance Officer or Review Officer of Harbor Funds and Chief Compliance Officer of Harbor Capital must prepare an annual report to Harbor Funds’ Board of Trustees setting forth the following information relating to compliance with this Code of Ethics during the previous year:

1.	A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year,

Harbor (HF, HFD)	Code of Ethics - Page 7 of 10
Eff 08/02/2016

provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

2.	A report of any violations requiring significant remedial action during the past year;

3.	A report of any waiver(s) granted during the past year from any provision of the respective codes of ethics for Harbor Funds, Harbor Capital or Harbor Funds Distributors (which shall not include pre-clearance or other approvals provided for in the codes, such as for managed accounts, as they are not considered waivers);

4.	A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures based upon Harbor Funds’, Harbor Capital’s or Harbor Funds Distributors’ experience under their respective codes of ethics, evolving industry practices or developments in applicable laws or regulations; and

5.	A certification that Harbor Funds, Harbor Capital and Harbor Funds Distributors have each adopted procedures which are reasonably necessary to prevent access persons from violating their respective codes of ethics.

D.	Disclosure of Personal Securities Transactions

Harbor Funds undertakes to include in its Registration Statement disclosure relating to whether access persons are permitted to engage in personal securities transactions and the general restrictions and procedures by which access persons are governed in those transactions.

E.	The Subadvisers to Harbor Funds

The Board of Trustees recognizes that the portfolio of each series of Harbor Funds is managed by a Subadviser that is not otherwise affiliated with Harbor Capital. Each such Subadviser is subject to its own code of ethics, which must be approved by the Board of Trustees when the Subadviser is initially engaged. Each Subadviser is also required to inform the Board of any material change to the Subadviser’s Code of Ethics promptly. The Board of Trustees is required to approve any material change to the Subadviser’s Code of Ethics within six months of such change.

Each Subadviser is required to certify quarterly that there have been no material violations of the Subadviser’s code of ethics during the most recent calendar quarter. If there have been any material violations of the Subadviser’s code of ethics, the Subadviser must provide a report of such violations and what remedial action, if any, that was taken.

Each Subadviser must also certify that it has adopted procedures reasonably necessary to prevent its access persons (as that term is defined in Rule 17j-1) from violating its code of ethics.

F.	Amendment to the Code of Ethics

Any material amendment to this Code of Ethics or to Harbor Capital’s Code of Ethics must be approved by the Board of Trustees within six months of such amendment. Any amendment to Harbor Capital’s Code of Ethics shall be deemed an amendment to this Code of Ethics effective thirty (30) days after written notice of each amendment shall have been received by the Secretary of Harbor Funds, unless Harbor Funds’ Board of Trustees expressly determines that such amendment shall become effective at an earlier date or shall not be adopted.

The Chief Compliance Officer, after consultation with the Chairman of the Board of Trustees, may authorize additions and/or deletions to the list of broad-based indices in

Harbor (HF, HFD)	Code of Ethics - Page 8 of 10
Eff 08/02/2016

Appendix A. Changes solely to the list of broad-based indices in Appendix A shall not be considered an amendment to this Code of Ethics.

G.	Interpretation and Waiver

Harbor Funds’ Board of Trustees may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

The Chief Compliance Officer may, after consultation with the Chairman of the Board of Trustees, waive compliance by any person with respect to any provision of this Code of Ethics if he or she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of this Code of Ethics; (iii) will not adversely affect the interests of the shareholders of Harbor Funds; (iv) does not contravene applicable law; and (v) is not likely to permit a securities transaction or conduct that would violate provisions of applicable laws or regulations. However, waivers will be granted only in rare instances and some provisions of this Code of Ethics that are mandated by law or regulation cannot be waived. The Chairman, and not the Chief Compliance Officer, has authority to waive compliance by the Chief Compliance Officer with respect to any provision of this Code of Ethics in the circumstances discussed above. Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained by the Review Officer for a period of five years.

Effective August 2, 2016

Harbor (HF, HFD)	Code of Ethics - Page 9 of 10
Eff 08/02/2016

Appendix A

BROAD-BASED INDICES

Barclays U.S. Aggregate Bond Index

CRSP U.S. Total Market Index

FTSE All-World Index (including ex U.S.)

FTSE Emerging Index

iBoxx $ Liquid Investment Grade Index

MSCI All-World Country Index (ACWI) (including ex U.S.)

MSCI U.S. Broad Based Market Index

MSCI EAFE Index

MSCI Emerging Markets Index

MSCI U.S. REIT Index

NASDAQ-100 Index

Russell 3000® Growth Index

Russell 3000® Value Index

Russell 3000® Index

Russell 1000® Index

Russell 1000® Growth Index

Russell 1000® Value Index

Russell Midcap® Growth Index

Russell Midcap® Index

Russell Midcap® Value Index

Russell 2000® Index

Russell 2000® Value Index

Russell 2000® Growth Index

S&P 500 Index

S&P Small Cap 600 Index

S&P Midcap 400 Index

The BofA Merrill Lynch 0-5 Year US High Yield Constrained Index

The BofA Merrill Lynch US High Yield Constrained Index

The BofA Merrill Lynch US High Yield Index

Treasury Indices – any index comprised of Treasury securities

Harbor (HF, HFD)	Code of Ethics - Page 10 of 10
Eff 08/02/2016